Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following is a summary of the material terms of the Common Stock, par value $0.01 per share of The Cigna Group (“Cigna” or the “Company”). This summary is not complete and is qualified by Cigna’s restated certificate of incorporation, which we refer to as the certificate of incorporation, and Cigna’s amended and restated bylaws, which we refer to as the bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and the applicable provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL.
Authorized Capital Stock
The aggregate number of shares that Cigna has the authority to issue is (1) 600,000,000 shares of Cigna common stock, par value $0.01 per share, and (2) 25,000,000 shares of Cigna preferred stock, par value $1.00 per share. The board of directors is expressly authorized to provide for the issue of all or any shares of the preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof.
As of the date of the Annual Report of which this Exhibit is a part, no shares of Cigna preferred stock are outstanding.
Common Stock
Holders of Cigna common stock will be entitled to receive dividends when, as and if declared by Cigna’s board of directors out of funds legally available for payment. If Cigna issues preferred stock in the future, payment of dividends to holders of Cigna common stock may be subject to the rights of holders of Cigna preferred stock with respect to payment of preferential dividends, if any.
Subject to the rights, if any, of the holders of any series of preferred stock if and when issued and subject to applicable law, each holder of Cigna common stock is entitled to one vote per share and all voting rights are vested in the Cigna common stock. Holders of shares of Cigna common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares are not able to elect any directors.
In the event of a voluntary or involuntary liquidation, dissolution or winding up of Cigna, the holders of Cigna common stock will be entitled to share equally in any of the assets available for distribution after Cigna has paid in full all of its debts and after the holders of all series of outstanding Cigna preferred stock, if any, have received their liquidation preferences in full.
The shares of Cigna common stock outstanding are validly issued, fully paid and nonassessable. Holders of shares of Cigna common stock are not entitled to preemptive rights. Shares of Cigna common stock are not convertible into shares of any other class of capital stock.
Transfer Agent and Registrar
Computershare Inc. is the transfer agent for the Cigna common stock. Cigna may from time to time engage another transfer agent for its stock as business circumstances warrant.
Listing
Cigna’s common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “CI.”

Preferred Stock
Under the certificate of incorporation, without further stockholder action, the Cigna board of directors is authorized to provide, by resolution of the Cigna board of directors, for the issuance of all or any shares of Cigna preferred stock in one or more series, and to fix the voting powers, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions of such series including, without limitation, the authority to provide that any such series may be (1) subject to redemption at such time or times and at such price or prices; (2) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or any other series; (3) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, Cigna; or (4) convertible into, or exchangeable for, shares of any other class of stock, or of any other series of the same or any other class of stock, of Cigna at such price or prices or at such rates of exchange and with such adjustments.
Number and Election of Directors
The Cigna board of directors must consist of no less than eight and no more than sixteen directors. The number of directors may be fixed, from time to time, by the affirmative vote of a majority of the entire board of directors. Any decrease in the number of directors will be effective at the time of the next succeeding annual meeting of stockholders unless there will be vacancies in the board of directors, in which case such decrease may become effective at any time prior to the next succeeding annual meeting to the extent of the number of such vacancies.
A nominee for director is elected to the board of directors if the votes cast for election exceed the votes cast against; however, if the number of director nominees exceeds the number of directors to be elected, which we refer to as a contested election, directors are elected by a plurality of the votes. Stockholders cannot vote against a nominee in a contested election. A contested election will be deemed to exist at any meeting of stockholders for which (1) the Corporate Secretary of receives a notice that a stockholder has nominated a person for election to the board of directors in compliance with the bylaws and (2) such nomination has not been withdrawn by such stockholder on or prior to the day next preceding the date Cigna first mails its notice of meeting for such meeting to the stockholders.
Vacancies on the Board of Directors and Removal of Directors
The bylaws of Cigna provide that, any vacancy in the board of directors may be filled by the majority vote of the directors then in office (even if less than quorum) or by the sole remaining director. Each director so elected will hold office for a term expiring at the next annual meeting of stockholders and will hold office until his or her successor will have been elected and qualified, or until death, or until such director will have resigned, or will have been removed, as provided in the bylaws.
Any director may be removed, with or without cause, at any time, by a majority of the voting power of the issued and outstanding capital stock of Cigna entitled to vote at an election for directors. Neither the certificate of incorporation nor the bylaws of Cigna authorize the Cigna board of directors to remove any members of the Cigna board of directors.
Amendments to Certificates of Incorporation
The certificate of incorporation grants Cigna the right to amend, alter, change or repeal any provision in the certificate of incorporation in the manner prescribed by statute. Under Section 242 of the DGCL, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation must be approved by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class.

Amendments to Bylaws
The Cigna bylaws may be adopted, amended or repealed by majority vote of the capital stock of Cigna outstanding and entitled to vote thereon, or by the Cigna board of directors without any vote of the stockholders.
Ability to Call Special Meeting of Stockholders
Special meetings of Cigna stockholders, unless otherwise prescribed by statute, may be called at any time by the board of directors or the Chief Executive Officer or may be called by the Corporate Secretary upon the valid request of one or more shareholders that have net long beneficial ownership (as defined in the bylaws) for a period of at least one full year prior to the date of the request, of capital stock of Cigna representing at least 25% of the voting power of the issued and outstanding capital stock of Cigna entitled to vote on the matters to be presented at the special meeting. The right to call a special meeting is subject to specified information, timing and other requirements as set forth in the bylaws. At any special meeting of the stockholders, only such business will be conducted as will have been brought before the meeting by or at the direction of the board of directors or pursuant to valid request by shareholders.
Notice Required for Stockholder Nominations and other Proposals
Nominations: A stockholder’s notice must be received by the Corporate Secretary at the principal executive offices of Cigna not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is more than 30 days before or 60 days after such anniversary date or if no such meeting was held in the preceding year, notice by a stockholder will be timely only if received (1) not earlier than 120 days prior to such annual meeting and (2) not less than 90 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of such annual meeting. In no event will any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
Other Proposals: A stockholder’s notice pursuant to this section must be delivered to or mailed and received by the Corporate Secretary at the principal executive offices of Cigna not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is more than 30 days before or 60 days after such anniversary date or if no such meeting was held in the preceding year, notice by a stockholder will be timely only if received (1) not earlier than 120 days prior to such annual meeting and (2) not less than 90 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of such annual meeting. In no event will any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
Proxy Access
The bylaws provide that if the board of directors solicits proxies with respect to the election of directors of Cigna at an annual meeting, a stockholder or a group of up to 20 stockholders owning 3% or more of the aggregate number of shares of Cigna’s outstanding common stock continuously for at least three years is permitted to nominate and include in Cigna’s proxy materials director nominees constituting up to the greater of 20% of the board of directors or two individuals, provided the stockholder(s) and the nominee(s) satisfy the requirements specified in the bylaws, including by providing Cigna with advance notice of the nomination.
Notice must be addressed to and received by the Corporate Secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date on which Cigna’s definitive proxy statement was released to stockholders in connection with the prior year’s annual meeting; provided, however, that if the annual meeting is convened more than 30 days prior to or delayed by more than 60 days after the first anniversary of the date of the preceding year’s annual meeting, the information must be so received not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which a public announcement of the date of the annual meeting is first made.
State Anti-Takeover Statutes
Cigna has elected not to be governed by Section 203 of the DGCL, which provisions generally prohibit “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock within three years after the person or entity becomes an interested stockholder, unless: (1) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (3) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting.

Transactions Involving Officers or Directors
Section 143 of the DGCL provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation. Section 144 of the DGCL provides that any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board of directors or board committee meeting that authorizes the contract or transaction, if either: (1) the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith, or (2) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.
Exclusive Forum
The bylaws provide that, unless Cigna consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Cigna, (2) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of Cigna to Cigna or Cigna’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (3) any action asserting a claim against Cigna or any current or former director or officer or other employee of Cigna arising pursuant to any provision of the DGCL or the certificate of incorporation or the bylaws, (4) any action asserting a claim related to or involving Cigna that is governed by the internal affairs doctrine, or (5) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL will be a state court in Delaware (or, if no state court located within Delaware has jurisdiction, the federal district court for the District of Delaware).
Limitation of Personal Liability of Directors and Officers
The DGCL provides that the certificate of incorporation may include provisions which limits or eliminates personal liability of directors and officers to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, provided that such liability does not arise from (1) any breach of the director or officer’s duty of loyalty to Cigna or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) in the case of directors, unlawful payments of dividends, certain stock repurchases or redemptions; (4) any transaction from which the director or officer derived an improper personal benefit or (5) in the case of officers, any action by or in the right of Cigna, such as derivative claims. The certificate of incorporation of Cigna limits director and officer liability to the extent permitted by the DGCL.

Indemnification of Directors and Officers
The bylaws provide that Cigna will indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, which we refer to as a proceeding, because he or she (1) is or was a director or an officer of Cigna or (2) is or was serving at the request of Cigna as a director, officer, employee, agent, partner or trustee of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (we refer to the persons in clauses (1) and (2) hereinafter each as an indemnitee), to the fullest extent permitted by Delaware law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. However, except with respect to proceedings to enforce rights to indemnification, Cigna will indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Cigna board of directors.
Cigna may, to the extent authorized from time to time by the Cigna board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of Cigna to the fullest extent of indemnification and advancement of expenses of indemnitees of Cigna.